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                                                                    EXHIBIT 99.1


BENCHMARQ Reports Withdrawal of Merger Recommendation by the Unitrode Board of Directors and Expects Lower Second Quarter Revenue Due to Slowed Demand in Asia

(Dallas, Texas June 15, 1998)---BENCHMARQ Microelectronics, Inc., [NASDAQ: BMRQ] a Dallas, Texas-based provider of integrated circuits (ICs) and electronic modules for portable and power-sensitive electronic systems, announced today that it expects a sequential decline in net revenues during its June quarter due to continuing effects of the Asian economic crisis and other market conditions. BENCHMARQ has been informed by Unitrode Corporation [NYSE: UTR] that the Board of Directors of Unitrode has withdrawn its recommendation that Unitrode shareholders approve the issuance of shares of Unitrode common stock pursuant to the Agreement and Plan of Merger entered into with BENCHMARQ Microelectronics, Inc., as of March 2, 1998.

The Company also announced that it expects a 10 to 15 % sequential decline in net revenues during its June quarter. Previously, the Company reported that its backlog had decreased and that it would be much more dependent on turns business (orders that are received and shipped in the same quarter). Softer than anticipated market conditions, largely from the erosion of the Asian market and affecting primarily the company's battery management product line, indicate that turns orders will be less than previously expected.

Al Schuele, President and Chief Executive Officer of the company, commenting on the market conditions, said, "The conditions which affected our first quarter results have worsened in the second quarter. These factors, along with overall softness in our industry, may continue and consequently, our near-term outlook is cautious. However, our new products are being well received and design-in activity continues to be strong. Based on the strength of design activity, we are optimistic that our results will improve as market conditions improve."

Income from operations for the quarter, before certain non-recurring pre-tax charges consisting primarily of merger-related expense items and other legal expenses, is expected to decline sequentially and be between $.05 and $.09 per share due to revenue and margin declines. Margin declines are attributed mainly to the combined effects of price pressure, in large part due to the Asian currency devaluation and continued softness in the semiconductor industry, inventory reserves and reduced factory utilization. With the addition of the non-recurring expenses, consisting primarily of merger and other legal costs, the Company expects to report a small loss for the quarter. If the pending merger is not approved, BENCHMARQ may incur additional pre-tax charges to size the business to the reduced level of demand.

BENCHMARQ provides mixed-signal ICs and modules for portable applications and applications sensitive to the loss of system power. Product lines include battery management ICs and modules, real-time clock ICs and modules, nonvolatile controller ICs and modules, and nonvolatile memory devices. BENCHMARQ markets its products worldwide through a network of distributors and independent manufacturers' representatives.

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The statements contained in this press release relating to revenues, product demand, market conditions, income, merger-related expenses and opportunities, margins, design activity, profits and other opportunities constitute forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and various factors may impact upon such statements, including, without limitation, (i) certain of the risks detailed from time-to-time in the Company's filings with the SEC, including, without limitation, its: prospectus, dated December 1, 1995, as supplemented on December 21, 1995; Annual Report on Form 10-K for the fiscal year ended December 31, 1997; and Quarterly Report on Form 10-Q for the three-month period ended March 31, 1998; (ii) inability of the Company to satisfy its production/delivery obligations due to disruption of production, (iii) inability to obtain raw materials, (iv) cancellation of orders by customers, (v) changes in the credit worthiness of customers, (vi) political and/or economic disruption in the markets for the Company's products, (vii) changes in demand for the Company's products, (viii) changes in pricing for the Company's products, (ix) obsolescence of the Company's products, (x) expenses related to legal disputes and adverse legal rulings in such disputes, (xi) inability of the Company to timely complete the development of certain of its products, (xii) inability of the Company to manage its effective income tax rate, (xiii) inability to realize the anticipated benefits of the proposed merger, (xiv) disruption of the Company's business resulting from the proposed merger, (xv) failure of the proposed merger with Unitrode to be consummated, (xvi) continued softness in the semiconductor industry, and (xvii) inability of the Company to utilize or renegotiate its option wafers under its wafer supply arrangements. Statements contained herein are made as of the date hereof and the Company assumes no responsibility for updating such information.

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Please refer all financial inquiries to:
Investor Relations
Shelton Communications Group
Three Lincoln Centre
5430 LBJ Freeway, Suite 280
Dallas, TX 75240
Tel: 972 239 5119
Fax: 972 239 2292


Patricia H. Smith
Patty_Smith@benchmarq.com
Corporate Communications Manager BENCHMARQ-The brains behind the battery

BENCHMARQ Microelectronics, Inc.
Web page at http://www.benchmarq.com
17919 Waterview Parkway
Tel:  972/437-9195 x1011 or     800/966-0011
Dallas, TX 75252 U.S.A.           Fax:  972/437-0581

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